Exhibit 99.2

Akcea Employee Letter

All,

We are reaching out with important news. We just announced that Akcea has entered into an agreement under which Ionis will acquire the outstanding shares of Akcea common stock it does not already own, approximately 24%. You can read the press release announcing the transaction here https://ir.akceatx.com/Ionis-Pharmaceuticals-to-Acquire-Remaining-Stake-in-Akcea-Therapeutics-8-31-2020.

This acquisition by Ionis is a testament to the achievements of this Akcea team. We value the skills, experience and expertise of our teams and are proud of what we’ve accomplished in delivering transformational medicines to patients. Ionis also recognizes the important role you’ve had, and will have, in ensuring that we continue to execute successfully.

Since our founding as a company five years ago, in close collaboration with Ionis, we have launched Tegsedi globally and Waylivra in the EU, while advancing a late-stage pipeline and securing important partnerships. Ionis has also continued to evolve significantly. We have been fortunate to have a partner with the financial strength to support all of our tremendous accomplishments to deliver transformative medicines and support the patients who rely on us. This is another step toward Ionis building its commercial strategy for the future. Ionis will continue our shared commitment to deliver transformative medicines to patients to address unmet medical needs.

This announcement is just the first step in this process. We expect the transaction to close in the fourth quarter of 2020. Until then, Akcea and Ionis will continue to operate as we have. You can help us continue to achieve our mission by remaining focused on your day-to-day responsibilities and executing against our stated objectives. Ionis and Akcea have always worked closely together, and our top priority is providing continued support for our patients and ensuring uninterrupted access to our medicines, as we always have. Patients will continue to receive the same high-touch service they’re accustomed to.

A team will be formed this week with representatives from both companies to determine how best to bring these two organizations together. Between now and close, that team will work together to further refine our long-term planning. We expect to be able to provide additional details on this team and the work underway within a few weeks. We commit to communicating transparently with you as decisions are made.

We look forward to providing additional details today on an all-employee call later this morning at 8:30 AM PT / 11:30 AM ET. Be on the lookout for a calendar invite with more details. Additionally, we will be posting a follow up FAQ to our Intranet site that should address some of your additional questions.

Thank you for your continued commitment to our company and patients, and the strength and resilience you have shown particularly during this unprecedented time. We know we can continue to count on you as we begin this new chapter.

Damien and Lynne

Forward-Looking Statements

This letter includes forward-looking statements that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those implied by the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of Akcea Therapeutics, Inc. (“Akcea”) and members of its senior management team and can typically be identified by words such as “believe,” “expect,” “estimate,” “predict,” “target,” “potential,” “likely,” “continue,” “ongoing,” “could,” “should,” “intend,” “may,” “might,” “plan,” “seek,” “anticipate,” “project” and similar expressions, as well as variations or negatives of these words. Forward-looking statements include, without limitation, statements regarding the tender offer and the merger, prospective performance, future plans, events, expectations, performance, objectives and opportunities and the outlook for Akcea’s business; the commercial success of Akcea’s products; the anticipated timing of clinical data; the possibility of unfavorable results from clinical trials; filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; and the accuracy of any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: the possibility that various closing conditions for the tender offer and the merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the tender offer and the merger; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the effects of the tender offer and the merger (or the announcement thereof) on relationships with associates, customers, other business partners or governmental entities; transaction costs; the risk that the merger will divert management’s attention from Akcea’s ongoing business operations; changes in Akcea’s businesses during the period between now and the Offer Acceptance Time (as defined in the merger agreement); risks associated with litigation; and other risks and uncertainties detailed from time to time in documents filed with the SEC by Akcea, including Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, as well as the Schedule 14D-9 to be filed by Akcea. All forward-looking statements are based on information currently available to Akcea, and Akcea assumes no obligation to update any forward-looking statements, except as required by law.

Additional Information and Where to Find It

Parent has not commenced the tender offer described in this communication. Upon commencement of the tender offer, Parent will file with the SEC a Tender Offer Statement on Schedule TO. Following commencement of the Offer, Akcea will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9. Holders of shares of Akcea are urged to read the Tender Offer Statement (including the offer to purchase, a related letter of transmittal and other offer documents filed with the SEC) and the Solicitation/Recommendation Statement on Schedule 14D-9 when such documents become available, as they will contain important information about the tender offer. Holders of shares of Akcea can obtain these documents when they are filed and become available free of charge from the SEC’s website at www.sec.gov, or from Akcea upon written request to Akcea Therapeutics, Inc., 22 Boston Wharf Road, 9th Floor, Boston MA 02210, telephone number (617) 207-0202 or from Akcea’s website, www.akceatx.com.